Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-147925 on Form S-8 of our report dated May 7, 2007 (March 14, 2008 as to Note 18) relating to the financial statements and financial statement schedules of Grubb & Ellis Company (formerly NNN Realty Advisors, Inc.) and subsidiaries (“the Company”) as of December 31, 2006 and for the two years then ended, appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2007.

/s/  Deloitte & Touche LLP

Los Angeles, California
March 14, 2008